Exhibit 1.1

PRESS RELEASE

Magic Reports First Quarter 2016 Revenues of $44.7 Million, Increasing 11% Year over Year and Non-GAAP Operating Income of $6.7 Million

Operating cash flow for the first quarter of 2016 totaled $11.2 million

Or Yehuda, Israel, May 9, 2016 – Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC), a global provider of mobile and cloud-enabled application and business integration platforms, announced today its financial results for the quarter ended March 31, 2016.

Financial Highlights for the First Quarter Ended March 31, 2016

•	Revenues for the first quarter increased 11% to $44.7 million compared to $40.3 million in the same period last year.

•	Non-GAAP operating income for the first quarter remained constant at $6.7 million compared to the same period last year. Operating income for the first quarter decreased to $5.3 million from $5.8 million in the same period last year.

•	Non-GAAP net income for the first quarter decreased 7% to $4.8 million, or $0.11 per fully diluted share, compared to $5.2 million, or $0.12 per fully diluted share in the same period last year. Net income for the first quarter decreased to $3.7 million from $4.3 million in the same period last year. Net income was negatively impacted by increased tax expenses of $0.8 million.

•	Operating cash flow for the quarter amounted to $11.2 million.

•	During the first quarter, in accordance with our semi-annual dividend distribution policy, Magic distributed a cash dividend of $0.09 per share (approximately $4.0 million in the aggregate) with respect to its 2015 second half results of operations.

•	As of March 31, 2016, our total cash, cash equivalents and short-term investments amounted to $81 million.

•	Magic is reiterating its fiscal year 2016 guidance issued in February for full year revenues between $191 million to $195 million on a constant currency basis.

Comments of Management

Guy Bernstein, Chief Executive Officer of Magic Software Enterprises, said:

“We are pleased to report another quarter with year-over-year double-digit revenue growth and maintaining our solid 15% operational profitability. We are confident that our portfolio provides the software and services enterprises need to succeed in today’s digital age. Our recent Magic xpa 3.1 release has received tremendously positive customer feedback and we are seeing strong uptake, as well as strong demand for our professional services in areas including cloud and mobility.”

“Our financials remain strong. This quarter, cash flows from operations reached $11.2 million, contributing to our total cash position of $81 million,” added Bernstein.

Conference Call Details

Magic’s management will host an interactive conference today, May 9, at 10:00 am Eastern Daylight Time (7:00 am Pacific Daylight Time, 17:00 Israel Daylight Time). On the call, management will review and discuss the results, and will also be available to answer investors’ questions.

To participate, please call one of the following teleconferencing numbers. Please begin placing your calls at least 10 minutes before the conference call commences. If you are unable to connect using the toll-free numbers, call the international dial-in number.

NORTH AMERICA: 1.888.668.9141

UK: 0 800 917 5108

ISRAEL: 03 918 0609

ALL OTHERS: +972 3 918 0609

For those unable to listen to the live call, a replay of the call will be available for three months from the day after the call under the investor relations section of Magic’s website.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets and other related costs;

•	In-process research and development capitalization and amortization;

•	Equity-based compensation expense;

•	Litigation costs;

•	The related tax, non-controlling interests and redeemable non-controlling interests effects of the above items;

Magic Software’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

Refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

About Magic Software Enterprises

Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC) is a global provider of mobile and cloud-enabled application and business integration platforms.

For more information, visit www.magicsoftware.com.

Forward Looking Statements

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the United States Private Securities Litigation Reform Act of 1995. Words such as "will," "expects," "believes" and similar expressions are used to identify these forward-looking statements (although not all forward-looking statements include such words). These forward-looking statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in our Annual Report on Form 20-F for the year ended December 31, 2015 and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission.

Magic is a registered trademark of Magic Software Enterprises Ltd. All other product and company names mentioned herein are for identification purposes only and are the property of, and might be trademarks of, their respective owners.

Press Contact:

Stephanie Myara, PR Manager

Magic Software Enterprises

smyara@magicsoftware.com

Summary of Non-GAAP Financial Information

U.S. Dollars in thousands, except per share amounts

Summary of Non-GAAP financial Information
U.S. Dollars in thousands (except per share amounts)

	Three months ended
	March 31,
	2016	2015
	Unaudited

Revenues	$44,668	$40,336
Gross profit	16,679	16,531
Operating income	6,670	6,704
Net income attributable to
Magic Software shareholders	4,827	5,200

Basic earnings per share	$0.11	$0.12
Diluted earnings per share	$0.11	$0.12

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
U.S. Dollars in thousands (except per share data)

	Three months ended
	March 31,
	2016	2015
	Unaudited
Revenues	$44,668	$40,336
Cost of Revenues	29,228	24,917
Gross profit	15,440	15,419
Research and development, net	1,263	1,204
Selling, marketing and general and
administrative expenses	8,916	8,411
Total operating costs and expenses	10,179	9,615
Operating income	5,261	5,804
Financial income (expenses), net	81	(909)
Income before taxes on income	5,342	4,895
Taxes on income	1,269	455
Net income	$4,073	$4,440
Change in redeemable non-controlling interests	(315)	(208)
Net income attributable to non-controlling interests	(70)	39
Net income attributable to Magic's shareholders	$3,688	$4,271

Net earnings per share
Basic	$0.08	$0.10
Diluted	$0.08	$0.10

Weighted average number of shares used in
computing net earnings per share

Basic	44,339	44,199
Diluted	44,492	44,217

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES
RECONCILIATION OF GAAP AND NON-GAAP RESULTS
U.S. Dollars in thousands (except per share data)

	Three months ended
	March 31,
	2016	2015
	Unaudited

GAAP gross profit	$15,440	$15,419
Amortization of capitalized software	1,022	1,025
Amortization of other intangible assets	212	75
Stock-based compensation	5	12
Non-GAAP gross profit	$16,679	$16,531

GAAP operating income	$5,261	$5,804
Gross profit adjustments	1,239	1,112
Amortization of other intangible assets	1,124	862
Capitalization of software development	(1,029)	(1,005)
Stock-based compensation	75	(69)
Non-GAAP operating income	$6,670	$6,704

GAAP net income attributable to Magic's shareholders	$3,688	$4,271
Operating income adjustments	1,409	900
Amortization expenses attributed to redeemable non-controlling interests	(130)	(30)
Deferred taxes on the above items	(140)	59
Non-GAAP net income attributable to Magic's shareholders	$4,827	$5,200

Non-GAAP basic net earnings per share	$0.11	$0.12
Weighted average number of shares used in
computing basic net earnings per share	44,339	44,172

Non-GAAP diluted net earnings per share	$0.11	$0.12
Weighted average number of shares used in
computing diluted net earnings per share	44,494	44,461

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. Dollars in thousands

	March 31,	December 31,
	2016	2015
	Unaudited

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$65,739	$62,188
Short-term bank deposits	3,252	2,677
Available-for-sale marketable securities	11,858	11,819
Trade receivables, net	52,120	52,374
Other accounts receivable and prepaid expenses	7,593	6,244
Total current assets	140,562	135,302

LONG-TERM RECEIVABLES:
Severance pay fund	1,465	1,454
Long-term deferred tax assets	2,509	2,823
Other long-term receivables	1,077	1,088
Total long-term receivables	5,051	5,365

PROPERTY AND EQUIPMENT, NET	2,454	2,296
IDENTIFIABLE INTANGIBLE ASSETS AND
GOODWILL, NET	101,691	96,883

TOTAL ASSETS	$249,758	$239,846

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term debt	$9	$13
Trade payables	6,443	6,331
Accrued expenses and other accounts payable	18,275	17,921
Deferred revenues	10,343	4,092
Total current liabilities	35,070	28,357

NON-CURRENT LIABILITIES:
Long-term debt	3,279	3,257
Long-term deferred tax liability	6,151	5,726
Liabilities due to acquisition activities and other	1,875	1,039
Accrued severance pay	2,837	2,616
Total non-current liabilities	14,142	12,638

REDEEMABLE NON-CONTROLLING INTEREST	6,276	5,745

EQUITY:
Magic Software Enterprises equity	192,295	191,008
Non-controlling interests	1,975	2,098
Total equity	194,270	193,106

TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY	$249,758	$239,846